Exhibit 99.1

CVR ENERGY CLOSES PRIVATE PLACEMENT OF

$500 MILLION OF 6.500% SECOND LIEN SENIOR SECURED NOTES

SUGAR LAND, Texas (October 23, 2012)—CVR Energy, Inc. (NYSE: CVI) announced that its wholly-owned subsidiaries, CVR Refining, LLC and Coffeyville Finance Inc. (the “Issuers”), have completed an offering of $500 million aggregate principal amount of 6.500% Second Lien Senior Secured Notes due 2022 (the “Notes”).

The Notes are secured by substantially the same assets that secure the outstanding 10.875% second lien senior secured notes due 2017 (the “2017 notes”) issued by Coffeyville Resources, LLC and Coffeyville Finance Inc., subject to exceptions, until such time that the 2017 notes have been discharged in full.

The Issuers used $348,000,175 of the net proceeds from the sale of the Notes to finance the purchase of notes tendered in a tender offer and consent solicitation for the outstanding 9.0% first lien senior secured notes due 2015 (the “2015 notes”) issued by Coffeyville Resources, LLC and Coffeyville Finance Inc. The Issuers also intend to use the proceeds to finance the purchase of any remaining 2015 notes tendered before the expiration of the tender offer on November 5, 2012 and/or redeemed pursuant to a notice of redemption, issued today. This news release does not constitute a notice of redemption or an obligation to issue a notice of redemption. The Issuers intend to use any remaining proceeds for general corporate purposes.

The Notes were sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been, and will not be, registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

# # #

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These risks and uncertainties may include, but are not limited to, the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof.

For further information, please contact:

Investor Relations:

Jay Finks

CVR Energy, Inc.

281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Angie Dasbach

CVR Energy, Inc.

913-982-0482

MediaRelations@CVREnergy.com